EXHIBIT 99.1


For Immediate Release                    For more information contact:
Wednesday, July 23, 2003                 Frank T. Kane, Vice President & CFO



                           Chromcraft Revington, Inc.
                  Reports Second Quarter and First Half Results


         Delphi, Indiana, July 23, 2003 - Chromcraft Revington, Inc. (NYSE:CRC) today reported lower net earnings for the second quarter of 2003 of $1,589,000, or $.38 per share on a diluted basis, as compared to $2,169,000, or $.52 per share on a diluted basis, for the prior year period. Sales for the three months ended June 28, 2003 of $44,166,000 were 19.2% lower than the same period last year. Second quarter earnings per share were in line with the Company's previous guidance of $.33 to $.43 per share.

         For the six months ended June 28, 2003 net earnings were $3,780,000, or $.90 per share on a diluted basis, as compared to earnings before an accounting change of $5,498,000, or $.86 per share on a diluted basis, for the prior year period. Sales for the first half of 2003 of $93,597,000 were 18.9% lower than the prior year period. The number of weighted average shares outstanding used in the calculation of diluted earnings per share was 4,180,000 for the first six months of 2003 compared to 6,407,000 for the year-earlier period. The lower average number of shares outstanding in 2003 was primarily due to the purchase of 5,695,418 shares of Company common stock by Chromcraft Revington and its employee stock ownership plan that was completed on March 15, 2002.

         Operating income for the second quarter was $2,866,000, or 6.5% of sales, compared to $4,040,000, or 7.4% of sales, for the same period in 2002. Operating income for the first six months of 2003 was $6,724,000 or 7.2% of sales, compared to $9,536,000, or 8.3% of sales, for the prior year period.

         Commenting on these results, Michael E. Thomas, Chairman, President and Chief Executive Officer, said that the ongoing weak economy and foreign import competition continued to impact furniture shipments. Sales of all furniture categories for the second quarter were lower as compared to the same period in 2002. He added that the lower operating margin in 2003 was primarily due to fixed costs being spread over a lower sales volume. The reduced sales level at the Company's Cochrane Furniture subsidiary, in particular, had a negative impact on operating income. Thomas said that the Company has implemented cost control programs in response to the lower sales activity.

         Thomas pointed out that the Company's strategy is to operate as a low-cost, high quality manufacturer of residential and commercial furniture. To achieve this goal, the company has increased imports of low-cost labor intensive furniture components from the Pacific Rim to supplement the Company's domestic furniture manufacturing. Using this blended approach of domestic manufacturing and selective importing, the Company is better able to control the quality of furniture and service to our customers.

         Looking forward, Thomas said that current business conditions remain difficult. He added that recent sales order trends have not improved from the second quarter level and, as a result, the Company expects that third quarter earnings per share on a diluted basis will be in the range of $.32 to $.42 per share. Due to the uncertain economic environment, the Company is not able to provide specific earnings guidance for the full year.

         Chromcraft Revington designs, manufactures and sells residential and commercial furniture throughout the United States under the "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Korn Industries" brand names.

         This news release contains forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company's expected sales and earnings, as well as other statements containing future tense or dates, or which are not historical facts, or which include words such as "expects." Forward-looking statements speak only as of the date of this news release, are not guarantees of future results or performance and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those contained in any forward-looking statement. Among such risks and uncertainties are general economic conditions; new residential and commercial office construction; cyclical nature of the furniture industry; import and domestic competition in the furniture industry; changes in relationships with customers; customer acceptance of existing and new products; delays or disruptions in the shipment of the Company's products; international conflict; and other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission. Chromcraft Revington does not undertake any obligation to update or revise any forward-looking statements to reflect information, developments, events or circumstances after the date of this news release.

                                                                         More...

        Condensed Consolidated Statements of Earnings (Loss) (unaudited)
                      (In thousands, except per share data)

                                             Three Months Ended       Six Months Ended
                                           ---------------------   ---------------------
                                            June 28,    June 29,    June 28,    June 29,
                                              2003        2002        2003        2002
                                           ---------   ---------   ---------   ---------
Sales                                      $  44,166   $  54,660   $  93,597   $ 115,474
                                           ---------   ---------   ---------   ---------
Gross margin                                   9,598      11,812      20,633      25,304
Selling, general and
   administrative expenses                     6,732       7,772      13,909      15,768
                                           ---------   ---------   ---------   ---------
Operating income                               2,866       4,040       6,724       9,536
Interest expense                                 304         542         628         669
                                           ---------   ---------   ---------   ---------
Earnings before income taxes                   2,562       3,498       6,096       8,867
   and accounting change
Income tax expense                               973       1,329       2,316       3,369
                                           ---------   ---------   ---------   ---------
Earnings before accounting change              1,589       2,169       3,780       5,498
Cumulative effect of an accounting
   change (net of tax benefit of $1,453)          --          --          --     (26,727)
                                           ---------   ---------   ---------   ---------
Net earnings (loss)                        $   1,589   $   2,169   $   3,780   $ (21,229)
                                           =========   =========   =========   =========
Net earnings per share of common stock
   before an accounting change
       Basic                               $     .38   $     .54   $     .92   $     .87
       Diluted                             $     .38   $     .52   $     .90   $     .86
Net earnings (loss) per share of common
   stock after an accounting change
      Basic                                $     .38   $     .54   $     .92   $   (3.37)
      Diluted                              $     .38   $     .52   $     .90   $   (3.37)
Shares used in computing earnings
    per share
      Basic                                    4,131       4,031       4,116       6,299
      Diluted                                  4,177       4,178       4,180       6,407


                                                                         More...

                Condensed Consolidated Balance Sheets (unaudited)
                                 (In thousands)

                                                     June 28,      June 29,      December 31,
                                                       2003          2002           2002
                                                    ----------    ----------     ----------
Accounts receivable                                 $   19,893    $   24,444     $   18,542
Inventories                                             40,187        43,909         39,812
Other assets                                             1,707         5,673          1,040
                                                    ----------    ----------     ----------

      Current assets                                    61,787        74,026         59,394

Property, plant and equipment, net                      36,847        40,428         38,705
Deferred income taxes and other                          2,616         1,772          2,366
                                                    ----------    ----------     ----------

      Total assets                                  $  101,250    $  116,226     $  100,465
                                                    ==========    ==========     ==========

Current portion of bank debt                        $    6,250    $    5,000     $    5,000
Accounts payable                                         5,638         8,337          5,642
Accrued liabilities                                     13,340        13,881         14,611
                                                    ----------    ----------     ----------

      Current liabilities                               25,228        27,218         25,253

Bank debt                                               19,350        38,900         23,050
Other long-term liabilities                              6,538        10,182          6,392
                                                    ----------    ----------     ----------

      Total liabilities                                 51,116        76,300         54,695

Stockholders' equity                                    50,134        39,926         45,770
                                                    ----------    ----------     ----------

      Total liabilities and stockholders' equity    $  101,250    $  116,226     $  100,465
                                                    ==========    ==========     ==========


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

           Condensed Consolidated Statements of Cash Flows (unaudited)
                                 (In thousands)

                                                                    Six Months Ended
                                                                  --------------------
                                                                  June 28,    June 29,
                                                                    2003        2002
                                                                  --------    --------
Operating Activities
   Net earnings (loss)                                            $  3,780    $(21,229)
      Adjustments to reconcile net earnings (loss) to
         net cash provided by operating activities
           Depreciation and amortization                             2,280       2,443
           Loss on disposal of equipment                                 6         100
           Deferred income taxes                                      (330)       (180)
           Non-cash goodwill impairment loss                            --      26,727
           Non-cash ESOP expenses                                      416         280
           Stock option compensation expense                            99          58
           Changes in assets and liabilities
               Accounts receivable                                  (1,351)     (3,419)
               Inventories                                            (375)       (314)
               Accounts payable and accrued liabilities             (1,194)      4,564
               Other                                                  (442)       (346)
                                                                  --------    --------

   Cash provided by operating activities                             2,889       8,684
                                                                  --------    --------

Investing Activities
   Capital expenditures                                               (430)       (983)
   Proceeds on disposal of property, plant and equipment                 2         119
                                                                  --------    --------

   Cash used in investing activities                                  (428)       (864)
                                                                  --------    --------

Financing Activities
   Net borrowing (repayment) under a bank revolving credit line     (1,200)     18,900
   Proceeds from a bank term loan                                       --      25,000
   Principal payment on bank term loan                              (1,250)         --
   Purchase of common stock by ESOP                                     --     (20,000)
   Stock repurchase and related costs                                 (922)    (40,582)
   Proceeds from exercise of stock options                             911         655
                                                                  --------    --------

   Cash used in financing activities                                (2,461)    (16,027)
                                                                  --------    --------

Decrease in cash and cash equivalents                                   --      (8,207)

Cash and cash equivalents at beginning of period                        --       8,207
                                                                  --------    --------

Cash and cash equivalents at end of period                        $     --    $     --
                                                                  ========    ========